UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2014

ALBANY MOLECULAR RESEARCH, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-35622	14-1742717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26 Corporate Circle Albany, NY	12212
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (518) 512-2000

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 1, 2014, Albany Molecular Research, Inc., a Delaware corporation (“AMRI”), ALO Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of AMRI (“Acquisition Sub”), Oso Biopharm Holdings, LLC (the “Seller”) and Oso Biopharmaceuticals Manufacturing, LLC, a Delaware limited liability company and wholly-owned subsidiary of Seller (“OsoBio”), entered into a definitive Membership Interest Purchase Agreement (the “Purchase Agreement”). The Purchase Agreement provides for the Seller to convey all its membership interests in OsoBio to the Acquisition Sub (the “Transaction”). The Board of Directors of AMRI (the “Board”) approved the transaction and the form of the Purchase Agreement, subject to further revision and negotiation at the direction of the Transaction Committee of the Board (the “Committee”). The Board authorized the Committee to approve the final terms and conditions of the Purchase Agreement and take all other actions and approvals necessary to consummate the Transaction. The Committee unanimously approved the Purchase Agreement, the Transaction and the other transactions contemplated by the Purchase Agreement.

Pursuant to the terms set forth in the Purchase Agreement, Acquisition Sub will acquire all the outstanding membership interests of OsoBio for $110 million in cash (the “Purchase Agreement Consideration”). The Purchase Agreement Consideration may be adjusted based on OsoBio’s Estimated Final Working Capital (as defined in the Purchase Agreement). AMRI shall deposit $7.7 million of the Purchase Agreement Consideration at the time of the closing (the “Closing”) in an escrow account with JP Morgan Chase, N.A. to be held in escrow and distributed in accordance with the terms of the Escrow Agreement (as defined in the Purchase Agreement).

OsoBio, the Seller, AMRI and Acquisition Sub have made certain customary representations, warranties and covenants in the Purchase Agreement, including, among others: (i) representations by Seller and OsoBio with respect to its business, operations and financial condition, (ii) covenants by OsoBio to operate its business in the ordinary course during the period between execution of the Purchase Agreement and the Closing and not to engage in certain activities during that period; and (iii) covenants by Seller and OsoBio not to solicit, encourage, enter into or continue any discussions concerning the transactions contemplated by the Purchase Agreement or any other similar transactions.

The completion of the Transaction is subject to customary conditions, including, among others: (i) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and (ii) the absence of a material adverse effect on Seller and OsoBio following the date of the Purchase Agreement.

The Purchase Agreement may be terminated under certain circumstances, including by either AMRI or Seller if: (i) the Transaction is not consummated on or before July 21, 2014; (ii) a final and non-appealable order is entered restraining, enjoining or otherwise prohibiting the transaction; or (iii) a material uncured breach by the other party occurs that would cause the closing conditions not to be satisfied. In the event that the Purchase Agreement is terminated, the Purchase Agreement does not provide for the payment of a termination fee by any of AMRI, Acquisition Sub, Seller or OsoBio.

A copy of the Purchase Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement. The Purchase Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about AMRI, Seller, OsoBio or Acquisition Sub. In particular, the assertions embodied in the representations and warranties in the Purchase Agreement were made as of a specified date, are modified or qualified by information in confidential disclosure letters provided by each party to the other in connection with the signing of the Purchase Agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the parties. Accordingly, the representations and warranties in the Purchase Agreement are not necessarily characterizations of the actual state of facts about AMRI, Seller, OsoBio or Acquisition Sub at the time they were made or otherwise and should only be read in conjunction with the other information that AMRI makes publicly available in reports, statements and other documents filed with the Securities and Exchange Commission.

Item 7.01 Regulation FD Disclosure.

On June 2, 2014, the Company issued a press release announcing the Transaction. A copy of the press release is attached hereto and furnished herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description
2.1	Membership Interest Purchase Agreement By and Among Oso Biopharm Holdings, LLC, Oso Biopharmaceuticals Manufacturing, LLC, ALO Acquisition LLC, and Albany Molecular Research, Inc. dated as of June 1, 2014
99.1	Press Release dated June 2, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALBANY MOLECULAR RESEARCH, INC.

By:	/s/ Lori. M. Henderson
Name: Lori M. Henderson
Title: Sr. Vice President, General Counsel and Secretary

Date:   June 2, 2014

EXHIBIT INDEX

(d)	Exhibits.

Exhibit No.	Description
2.1	Membership Interest Purchase Agreement By and Among Oso Biopharm Holdings, LLC, Oso Biopharmaceuticals Manufacturing, LLC, ALO Acquisition LLC, and Albany Molecular Research, Inc. dated as of June 1, 2014
99.1	Press Release dated June 2, 2014.